                                                                    EXHIBIT 11.1


                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
         RECONCILIATION OF BASIC AND DILUTED NET INCOME PER COMMON SHARE

   (Expressed in thousands of United States dollars, except for share amounts)

A reconciliation of basic and diluted earnings per share ("EPS") is given in the following table:

                                          Income        Shares        Amount per
Quarter ended March 31, 2002                                            Share
Basic EPS                                $ 43,507      48,172,776       $ 0.90
Effect of Dilutive Options                                 92,925
Diluted EPS                              $ 43,507      48,265,701       $ 0.90

Quarter ended March 31, 2001

Basic EPS                                $ 23,905      25,060,623       $ 0.95
Effect of Dilutive Options                              1,209,066
Diluted EPS                              $ 23,905      26,269,689       $ 0.91


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